Exhibit 10.2

PPG Industries

PPG Industries Europe Sàrl Rte de Gilly 32 1180 Rolle Switzerland
Phone	:	+41 21 822 3000
Fax	:	+41 21 822 3100

Employment Agreement

between	PPG Industries Europe Sàrl, Rolle

hereinafter: “the Employer”

and	Pierre-Marie DE LEENER Javastraat 2D NL – 2585 AM Den Haag

hereinafter: “the Employee”

concerning	Employment as Senior Vice President Architectural Coatings EMEA & President PPG Europe

1	Start Date, Position, Duration of Employment

Subject to obtaining a valid Swiss work permit, this contract conditions as outlined below will enter into effect on July 1, 2008.

Employee is offered a position and function as Senior Vice President Architectural Coatings EMEA & President PPG Europe.

The assignment in Switzerland will be a continuation of SigmaKalon career service and this contract will take into account the accumulated service seniority from earlier SigmaKalon assignments.

This contract is established for an indefinite period.

2	Type of contract & employee obligations

Employee is offered a Weekly Commuter Contract. The Weekly Commuter Contract is restricted to key business leaders whose position needs to be in Switzerland for tax compliance reasons.

This contract status implies that the employee returns every weekend to his country of residence and demonstrates to the Swiss authorities that his centre of the vital interests will remain in a foreign country during the Swiss assignment. This implies:

-	a split taxation process: limited tax liability in Switzerland and a unlimited tax liability in home country
-	obligation for the employee to track and report to PPG Switzerland, number of work days in Switzerland versus Country of Residence
-	obligation to work less than 1 day per month in the Netherlands
-	employee is enrolled in Swiss social security and pension fund scheme.
-	no permanent office in the Netherlands.

3	Swiss net income protection

Due to the split taxation process that will take place as a consequence of the Weekly Commuter status, PPG will guarantee a Swiss net income as per elements (base salary, bonus effectively paid) and mechanism reflected in Exhibit A.

At each change of base salary & bonus, a net calculation will be performed as per document in Exhibit A to re-establish the Swiss net income to be guaranteed.

PriceWaterhouseCoopers will be exclusively deputed by PPG to perform all year-end tax split calculation in Switzerland and home-country. All excess amounts reimbursed to the employee by the Swiss fiscal authorities will be used by PPG to pay Dutch taxes for the employee (excluding wealth tax and tax calculated on spouse income).

4	Exchange rate protection

In December of each year PPG will calculate the average exchange rate over the calendar year and compensate the difference between the average exchange rate and the rate mentioned in the labor agreement.

Tax rate Euro- CHF used : 1.62

5	Scope of Employment and Duties

Employee shall take on the duties and obligations connected with the role of Senior Vice President Architectural Coatings EMEA & President PPG Europe, in accordance with the terms and conditions of this Employment Agreement, with the articles of association, with the law, with specific instructions given by the Board of the Employer as well as in line with general directives. General directives particularly include the organizational regulations, business policy, guidelines and directives of the PPG Group.

In this position employee will report to C.E. Bunch, Chairman and Chief Executive Officer. Any changes to the supervisors is 100% at the election of PPG and any changes are not grounds for any revisions to the contract.

Employee procures to carefully perform the work within his responsibility and to devote all of his business efforts and time to the Employer and PPG Industries.

The continuation or acceptance of any engagement in any other employment, occupation or consulting activity for any direct or indirect remuneration such as consultant, employee or board member, or the exercise of a public office or in a business association, is subject to the prior written approval of the Board of the Employer.

6	Place of Work

Employee will be located at PPG Industries European Headquarters in Rolle, Switzerland.

7	Probation period

Not applicable.

8	Notice period

Contract may be terminated by either party upon giving 3 months written notice as per the end of the month, but for the first time 6 months after start date. Notice of termination has to be given by registered mail (fax or email do not suffice). Such notice is deemed received by the respective party upon delivery or on the first day the notice can be collected at the post office.

9	Working Schedule

40 hours per week.

10	Compensation

Employee shall be entitled to an annual fixed salary of CHF 599’400.- payable in 13 same monthly rates as per the end of the calendar month after deduction of the contributions to social security, pension plans and similar contributions to be borne by Employee as required by applicable laws and regulations. The 13th monthly salary will be paid out together with the salary for the month of November. For employees commencing or leaving during the year, this payment will be done prorata temporis.

The fixed salary covers the entire working time, including overtime, necessary for carrying out and performing Employee’s duties and obligations.

11	Gratifications

Depending on the achievement of the defined goals employee shall be granted gratifications, including short term and long term incentives details of which will be communicated separately from this agreement.

Any Gratification payments that the Employer grants are always deemed to be voluntary gratifications in the free discretion of the Employer for which Employee does not have a claim and which do not entitle Employee to such payments in the future. The gratifications, if any, are payable after deduction of the contributions to social security, pension plans and similar contributions to be borne by Employee as required by applicable laws and regulations.

12	Business Expenses

Employee shall be reimbursed for all reasonable business expenses in accordance with the applicable PPG policies in effect from time to time.

13	Other special conditions
-	Involuntary Employment Termination without cause

While on Swiss assignment, if employment is terminated by the company for reason other than cause, the employee’s termination indemnity applicable will amount to 3 (three) years of average salary (base + bonus).

-	Relocation assistance

The relocation agency at the host location will provide Swiss assistance for

o	House hunting
o	Installation support
-	Tax Assistance

Tax Counseling and tax return preparation for 3 years with PriceWaterhouse will be paid by PPG.

-	Commuting Costs

CH-Home country excluding travel but including parking and transfers up to an amount of CHF 15’000/annual to be reimbursed via expense report.

-	Health coverage

Premiums with GMC + Intras base insurance paid by PPG for the whole family.

-	Schooling

Following the current agreement in force with Sigmakalon, PPG will cover the schooling costs for your children until they reach university level.

-	Renting costs in Switzerland

Reimbursed by PPG up to an amount of CHF 2000/month via expense report. Your Swiss home address has to be in the Canton de Vaud.

-	Moving Expenses

PPG will arrange and cover the cost to transport the employee and family’s household goods from home country to Switzerland.

-	Company car

You will be entitled to a leased company car that can be used for business as well as for private purposes. The costs for operation and maintenance of the company car and all other modalities in connection with the use of the company car are governed by the PPG Group directives in effect.

14	Vacation

Employee shall be entitled to 25 business days of vacation per calendar year. Dates are agreed between both parties and take into account business constraints. Employee will be granted paid holidays on the dates that are officially observed in the Canton de Vaud.

15	Absence from Work

15.1	Information to the Employer

Employee shall inform the Employer immediately about any absence by stating the reasons as well as the probable duration of said absence.

In case of absence due to illness or accident, Employee shall at any time upon request of the Employer, but in any event three days after the beginning of disability to work, present to the Employer a medical certificate about his/her disability to work and the probable duration of said disability. If the disability to work lasts longer than indicated in the medical certificate, a new certificate shall be handed in.

16	Social Security Insurances

Employee confirms to have been informed on the existing social security protection and the apportionment of premiums. Employee agrees to this and has the right to inspection of the relevant insurance documentation.

Employee acknowledges that the Employer is entitled to amend unilaterally at any time that part of the insurance protection which is over the minimum statutory protection (and which may also include a lowering of the insurance protection), provided that this does not lead to an increase of the apportionment of the premiums which has to be paid by Employee.

Reservations of insurance founded in Employee which lead to a reduction or exclusion of insurance benefits do not constitute an obligation of payment of the Employer within the guaranteed insurance benefits. In this case, the obligation to continuation of payments of the Employer is limited to those payments as required by law.

16.1	Social Security, Unemployment and Pension

It is a legal requirement that the Employee contributes to the Swiss state social security scheme (AVS, AI, Unemployment) and join the contributory Company’s Pension Fund (LPP) in accordance with the Swiss Legislation and the rules of the Company’s Pension Fund.

16.2	Insurances

In accordance with Swiss Law, Employees are insured against professional and non professional accidents and the payment of employee salary is insured in case of accidents and illness. The insurance premiums are entirely paid by PPG Industries.

16.3	Medical insurance

It is mandatory in Switzerland that the Employee takes out a private individual health insurance.

PPG Industries has set-up a collective health insurance with the insurer Intras into which the employee will need to enroll. PPG Industries will participate in the payment of the premiums with a monthly gross amount of CHF 200.- per employee and CHF 50.- for each family member. All necessary information is available with the Human Resources Department.

16.4	Continued Payment of Salary

In the event Employee is prevented from performing his/her duties under this Employment Agreement, fully or partially, by no fault of his/her own due to illness, accident, fulfillment of legal obligations or public office, Employee shall continue to receive 100% of his/her salary for the duration of a maximum of 720 days.

In case of pregnancy/birth, as per Swiss Law, female employees are entitled to 14 weeks of paid maternity leave from birth and will receive 100% of their salary.

Employee shall immediately notify the Employer about any special risks that are not covered by the general terms of insurance in order to include them in the insurance coverage.

17	Confidentiality

Employee shall treat confidential by and not disclose to others, or take or use for Employee’s own purposes or for the purposes of others, any business matters of the Employer and the PPG Group.

Business matters are in particular production secrets and business secrets and all facts which are relevant for the business and which are not known to the public and are of a confidential nature (such as addresses of employees, suppliers and customers, the conclusion of agreements and their terms and conditions, accounting figures and figures of the balance sheet, etc.) or which have been indicated to Employee as being confidential.

These confidentiality obligations are unlimited and will remain effective after the termination of this Employment Agreement, irrespective of the cause of termination.

Employee has to keep in safe custody and surrender upon first request and at the latest at the end of this Employment Agreement, any documentation on business matters of the Employer and of the PPG Group and any copies thereof. In cases where copies cannot be surrendered (for example, in case of digital copies or data carriers or the like) such copies have to be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested.

18	Intellectual Property

All inventions and designs which Employee, solely or jointly with others, makes or contributes to while performing his/her tasks and activities and fulfilling his/her duties under this Employment Agreement, all creations, data, findings, works, computer-programs, labels, methods, documents and any other results of Executive’s performance under this Employment Agreement belong exclusively to the Employer regardless as to whether the results can be protected by means of intellectual property law or not. To the amount the Employer is not entitled to the rights of such results on the basis of Art. 332 para. 1 CO Executive herewith assigns and transfers his/her rights to and in connection with such results to the Employer being free to modify and use the results in its own discretion.

The Employer is entitled to acquire from Employee all inventions and designs which Employee, solely or jointly with others, makes or contributes in the course of performing his/her activities but not in the course of fulfilling his/her duties under this Employment Agreement (hereinafter: “Occasional Invention”). As soon as Employee makes or contributes to Occasional Invention employee shall inform the Employer in writing of Occasional Invention. Thereupon, the Employer has to notify Employee within 6 months in case it intends to acquire Occasional Invention. In case the Employer acquires Occasional Invention Employee is entitled to an appropriate compensation in accordance with the principles set out in Art. 332 para. 4 CO.

During and after the term of his/her Employment, Employee will support the Employer in the process of patenting inventions or registering other intellectual property he has made or contributed to.

19	Data Protection

Employee acknowledges and agrees that the Employer may store, transfer, change as well as destroy all of his personal data in connection with this Employment Agreement. Employee particularly acknowledges and agrees that the Employer has the right to transfer any of his data to other companies of the PPG Group which are inside Switzerland or abroad.

20	Amendments of Employment Agreement, Applicable Law, Place of Jurisdiction

No oral agreements exist in addition to this Employment Agreement. Any amendments or additions to this Employment Agreement must be in writing.

This Employment Agreement shall be governed by the laws of Switzerland.

This Employment Agreement is executed in 2 (two) originals in English. Any disputes arising out of this Employment Agreement have to be submitted to the courts at the domicile or seat of the defendant or at the place where Employee usually carries out his work (Art. 24 para. 1 of the Federal Law on Civil Jurisdiction).

    The Employer:

    Rolle, July 1, 2008.

PPG Industries, Rolle

Karin Moeller-Preile, HR Director Switzerland
Name	Signature

Employee:

,

Pierre-Marie DE LEENER
Name	Signature

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